Chimerix Reports Fourth Quarter and Year End 2024 Financial Results

New Drug Application (NDA) for Dordaviprone as Treatment for Recurrent H3 K27M-Mutant Diffuse Glioma Under Review with Prescription Drug User Fee Act (PDUFA) Action Date of August 18, 2025

Acquisition of Chimerix by Jazz Pharmaceuticals (Jazz) Expected to Close in Second Quarter of 2025

DURHAM, N.C., March 21, 2025 -- Chimerix (NASDAQ:CMRX), a biopharmaceutical company whose mission it is to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases, today reported financial results for the fourth quarter and full-year ended December 31, 2024.

“The recent FDA acceptance of the dordaviprone NDA marks an important milestone for Chimerix and offers renewed hope for patients diagnosed with this life-threatening cancer," said Mike Andriole, Chief Executive Officer of Chimerix. “Our mission to bring dordaviprone to patients globally is greatly enhanced by the pending acquisition of Chimerix by Jazz. We continue to prepare to bring dordaviprone to patients in need as quickly as possible.”

Fourth Quarter 2024 Financial Results

Chimerix’s balance sheet at December 31, 2024 included $140.1 million of capital available to fund operations, no outstanding debt, and approximately 92.2 million outstanding shares of common stock.

Chimerix reported a net loss of $23.0 million, or $0.25 per basic and diluted share, for the fourth quarter of 2024, compared to a net loss of $18.2 million, or $0.20 per basic and diluted share for the fourth quarter of 2023.

Research and development expenses increased to $17.7 million for the fourth quarter of 2024, compared to $15.6 million for the same period in 2023.

General and administrative expenses increased to $7.0 million for the fourth quarter of 2024, compared to $5.2 million for the same period in 2023. The increase was mainly due to increased spending on commercial launch preparations.

Full Year 2024 Financial Results

Chimerix reported a net loss of $88.4 million, or $0.99 per basic and diluted share, for the year ended December 31, 2024, compared to a net loss of $82.1 million, or $0.93 per basic and diluted share for the year ended December 31, 2023.

Research and development expenses increased to $74.6 million for the year ended December 31, 2024, compared to $68.8 million for the year ended December 31, 2023.

General and administrative expenses decreased to $22.2 million for the year ended December 31, 2024, compared to $24.6 million for the year ended December 31, 2023.

Transaction with Jazz
On March 5, 2025, Chimerix and Jazz announced that the companies have entered into a definitive merger agreement under which Jazz has agreed to acquire Chimerix for $8.55 per share in cash, for a total consideration of approximately $935 million. The transaction is expected to close in the second quarter of 2025, subject to customary closing conditions, including the tender of a majority of the outstanding shares of Chimerix’s voting common stock and other conditions.

In light of the pending acquisition by Jazz, Chimerix will not hold a conference call to discuss its fourth quarter and full year 2024 earnings.

About Chimerix
Chimerix is a biopharmaceutical company with a mission to develop medicines that meaningfully improve and extend the lives of patients facing deadly diseases. The Company’s most advanced clinical-stage development program, dordaviprone, is in development for H3 K27M-mutant glioma. The Company is conducting Phase 1 dose escalation studies of ONC206 to evaluate safety and PK data.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include those relating to, among other things: Jazz’s proposed acquisition of Chimerix, the anticipated occurrence, manner and timing of the proposed tender offer, the closing of the proposed acquisition and the prospective benefits of the proposed acquisition; the initial potential PDUFA timing; and other statements that are not historical facts. Among the factors and risks that could cause actual results to differ materially from those indicated in the forward-looking statements are: uncertainties as to the timing of the tender offer; uncertainties as to how many of Chimerix’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay, or refuse to grant approval for the consummation of the transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the possibility that the transaction does not close; the risk that competing offers or acquisition proposals will be made; the effects of the transaction on relationships with employees, customers, suppliers, other business partners or governmental entities; significant transaction costs; the risk of litigation and/or regulatory actions related to the proposed acquisition; effectively launching and commercializing products and product candidates such as dordaviprone, if approved; the successful completion of development and regulatory activities with respect to dordaviprone; obtaining and maintaining adequate coverage and reimbursement; the time-consuming and uncertain regulatory approval process, including the risk that Chimerix’s NDA for dordaviprone seeking accelerated approval for treatment of H3 K27M-mutant diffuse glioma in adult and pediatric patients with progressive disease following prior therapy may not be approved by FDA in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients, including with respect to current and planned future clinical trials of dordaviprone; global economic, financial, and healthcare system disruptions; and additional risks set forth in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

CONTACT:

Will O’Connor
Stern Investor Relations
212-362-1200
ir@chimerix.com
Will@sternir.com

CHIMERIX, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$31,049	$27,661
Short-term investments, available-for-sale	100,594	155,174
Accounts receivable	57	4
Prepaid expenses and other current assets	4,251	6,271
Total current assets	135,951	189,110
Long-term investments	8,475	21,657
Property and equipment, net of accumulated depreciation	417	224
Operating lease right-of-use assets	951	1,482
Other long-term assets	214	301
Total assets	$146,008	$212,774
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,938	$2,851
Accrued liabilities	19,933	15,592
Total current liabilities	23,871	18,443
Line of credit commitment fee	—	125
Lease-related obligations	458	1,177
Total liabilities	24,329	19,745
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at December 31, 2024 and 2023; no shares issued and outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at December 31, 2024 and 2023; 92,209,175 and 88,929,300 shares issued and outstanding at December 31, 2024 and 2023, respectively	92	89
Additional paid-in capital	1,005,475	988,457
Accumulated other comprehensive gain, net	23	7
Accumulated deficit	(883,911)	(795,524)
Total stockholders’ equity	121,679	193,029
Total liabilities and stockholders’ equity	$146,008	$212,774

CHIMERIX, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
Revenues:
Contract and grant revenue	57	4	212	275
Licensing revenue	—	—	—	49
Total revenues	57	4	212	324
Operating expenses:
Research and development	17,656	15,644	74,574	68,788
General and administrative	6,953	5,170	22,205	24,601
Total operating expenses	24,609	20,814	96,779	93,389
Loss from operations	(24,552)	(20,810)	(96,567)	(93,065)
Other income:
Interest income and other, net	1,598	2,649	8,180	10,970
Net loss	(22,954)	(18,161)	(88,387)	(82,095)
Other comprehensive (loss) income:
Unrealized (loss) gain on investments, net	(235)	632	16	344
Comprehensive loss	$(23,189)	$(17,529)	$(88,371)	$(81,751)
Per share information:
Net loss, basic and diluted	$(0.25)	$(0.20)	$(0.99)	$(0.93)

Weighted-average shares outstanding, basic and diluted	90,261,484	88,910,300	89,699,074	88,604,026